EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 033-63359, 333-64977, 333-66419, 333-73188, 333-101282, and 333-139670) pertaining to the 1989 Stock Option and Compensation Plan, 1996 Director Stock Option Plan, 1998 Stock Option and Compensation Plan, and 2006 Equity Incentive Plan of G&K Services, Inc. and subsidiaries of our reports dated August 26, 2010, with respect to the consolidated financial statements and schedule of G&K Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of G&K Services, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended July 3, 2010.
/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
August 26, 2010